Exhibit 99.1

FOR IMMEDIATE RELEASE

Monday, February 29, 2016

Rachel Albright

The Ingram Group

rachel@ingramgroup.com

615-345-9200

Provectus Biopharmaceuticals Announces Leadership Changes

KNOXVILLE, TN – Provectus Biopharmaceuticals, Inc. (NYSE MKT: PVCT) announced today several leadership changes following the resignation of one of its Co-Founders and its Chairman and CEO, H. Craig Dees, PhD.

The Provectus Board of Directors accepted the resignation of Dr. Dees, which he submitted due to personal and health reasons, in a telephonic Board meeting over the weekend. Alfred E. Smith, IV, lead independent director, was selected to replace Dr. Dees as Board Chairman. Peter R. Culpepper, current Provectus CFO and COO, was named Interim CEO. Eric Wachter, current Provectus CTO, also was added to the Board to fill Dr. Dees’ vacancy.

“I look forward to working with our Board and our many consultants and corporate partners to continue our clinical development for the benefit of patients and stockholders alike,” Interim CEO Culpepper said.

The Board also formed a Search Committee, to be chaired by Board Chairman Smith, to immediately begin work to identify a permanent CEO.

Smith commended Dr. Dees’ role in the company’s history and development of PV-10, the company’s novel investigational drug for cancer, and PH-10, the company’s topical investigational drug for dermatology.

“We wish Craig the very best,” said Smith. “He has helped bring us to this stage of the company’s development. We are optimistic about the company’s current position and confident that the team which Craig helped build will continue his work.”

The Board added that in this transition it has designated the company’s Audit Committee to review a number of company procedures, policies and practices, including executive compensation and expenses. Smith said results of that review will be released when completed.

A Reuters article featured by Fortune last week said that Provectus’ PV-10, “stands out for its simplicity” as a possible new cancer treatment. Dees, a former scientist at Oak Ridge National Laboratory (ORNL), founded Provectus in 2002 and located its headquarters near ORNL in Knoxville, Tennessee.

Provectus will hold a conference call for stockholders and the market on Tuesday, March 1, 2016 at 4:00 p.m. (EST) to discuss these leadership changes and answer questions from investors. Call-in information will be made public later today.

About Provectus Biopharmaceuticals, Inc.

Provectus Biopharmaceuticals, Inc., specializes in developing oncology and dermatology therapies. PV-10, its novel investigational drug for cancer, is designed for injection into solid tumors (intralesional administration), thereby reducing potential for systemic side effects. Its oncology focus is on melanoma, breast cancer and cancers of the liver. The Company has received orphan drug designations from the FDA for its melanoma and hepatocellular carcinoma indications. PH-10, its topical investigational drug for dermatology, is undergoing clinical testing for psoriasis and atopic dermatitis. Provectus has completed Phase 2 trials of PV-10 as a therapy for metastatic melanoma, and of PH-10 as a topical treatment for atopic dermatitis and psoriasis. Information about these and the Company’s other clinical trials can be found at the NIH registry, www.clinicaltrials.gov. For additional information about Provectus, please visit the Company’s website at www.pvct.com or contact Porter, LeVay & Rose, Inc

FORWARD-LOOKING STATEMENTS: This release contains “forward-looking statements” as defined under U.S. federal securities laws. These statements reflect management’s current knowledge, assumptions, beliefs, estimates, and expectations and express management’s current views of future performance, results, and trends and may be identified by their use of terms such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “will,” and other similar terms. Forward-looking statements are subject to a number of risks and uncertainties that could cause our actual results to materially differ from those described in the forward-looking statements. Readers should not place undue reliance on forward-looking statements. Such statements are made as of the date hereof, and we undertake no obligation to update such statements after this date.

Risks and uncertainties that could cause our actual results to materially differ from those described in forward-looking statements include those discussed in our filings with the Securities and Exchange Commission (including those described in Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2014) and the following:

•	our determination, based on guidance from the FDA, whether to proceed with or without a partner with the fully enrolled phase 3 trial of PV-10 to treat locally advanced cutaneous melanoma and the costs associated with such a trial if it is necessary to complete (versus interim data alone);

•	our determination whether to license PV-10, our investigational drug product for melanoma and other solid tumors such as cancers of the liver, if such licensure is appropriate considering the timing and structure of such a license, or to commercialize PV-10 on our own to treat melanoma and other solid tumors such as cancers of the liver;

•	our ability to license PH-10, our investigational drug product for dermatology, on the basis of our phase 2 atopic dermatitis and psoriasis results, which are in the process of being further developed in conjunction with mechanism of action studies; and

•	our ability to raise additional capital if we determine to commercialize PV-10 and/or PH-10 on our own, although our expectation is to be acquired by a prospective pharmaceutical or biotech concern prior to commercialization.

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